UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) : January 13, 2010

Commission File No. 333-136643

ONE BIO, CORP.
(Exact name of registrant as specified in its charter)

Florida	59-3656663
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

8525 NW 53rd Terr., Suite C101, Doral, FL 33166
(Address of principal executive offices)

877-544-2288
--------------------------------------
(Issuer  telephone number)

ONE HOLDINGS, CORP., 318 Holiday Drive, Hallandale Beach, FL, 33009
(Former Name and Address)

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2010, ONE Bio, Corp. (the “Company”) held an initial closing (“Initial Closing”) of a financing transaction entered into with certain investors including UTA Capital LLC and Udi Toledano (collectively the “Investors” and together with the Company, the “Parties”). In Connection with the financing transaction, the Parties executed a Securities Purchase and Registration Rights Agreement (“SPA”).  Pursuant to the SPA upon the occurrence of certain events, the Company agreed to issue and the Investors agreed to purchase between Two Million Dollars ($2,000,000) to Three Million Dollars ($3,000,000) of the Company’s secured 8% convertible notes (“Notes”).  The Notes bear interest at a rate of 8% per annum, mature nine (9) months from the Initial Closing and provide the Investors with certain registration rights.  The principal amount of and all accrued interest under the Notes may be convertible, at the option of the Investors, at any time or from time to time, in whole or in part, into Company Common Stock (“Conversion Shares”) at the then effective Conversion Price.  The initial Conversion Price shall be the lesser of (a) $6.077 per share, or (b) 65% of the price per share offered by the Company in any publicly offered Common Stock or other equity-linked financing by the Company that is closed within nine months of the Initial Closing (each, a “New Financing”).  Pursuant to the SPA, the Company also issued to the Investors five (5) year warrants (“Warrants”) to purchase an aggregate of 49,366 shares of the Company’s common stock at an exercise price of $6.077 per share.  At the Initial Closing, the Company issued to the Investors Three Hundred Thousand Dollars ($300,000) of its Notes and certain of the Company’s principal shareholders pledged an aggregate of six million (6,000,000) shares of their shares of the Company Common Stock as security for the initial financing.  Upon the funding of the aggregate minimum of Two Million Dollars ($2,000,000), certain of the Company’s assets will also be pledged security for the Notes.

The Company and the Investors also agreed that, depending upon the aggregate amount of Notes purchased by the Investors, the proceeds will be used as follows (i) at least $1.7 million will be used to pay the remaining unpaid registered capital of the Company’s GP WFOE prior to any other proceeds of such Closing being applied for any other purposes; (ii) to the extent there are additional proceeds, approximately $0.18 million of such additional proceeds shall be used to pay a portion of the remaining unpaid registered capital of the Company’s UGTI WFOE prior to any other proceeds of such Closing being applied for any other purposes; and (iii) any remaining unpaid registered capital of the Company’s UGTI WFOE will be paid from the proceeds of the New Financing.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective January 16, 2010, Mr. John Perkins was appointed as a director to the board of the Company. Set forth below is certain biographical information regarding the new director:

John Perkins, 45, is currently Senior Director, Northern and Southern Europe for Apple. Before joining Apple, Mr. Perkins held other senior management positions including, VP of Business Development, Worldwide Television/Video Division, Thomson Consumer Electronics, co-CEO and co-founder of Egencia, a successful internet start-up, that was acquired by Expedia Inc., and Director of Marketing and Sales, Southern Europe for Dell Computer. Mr. Perkins was also a consultant for Bain & Company. Mr. Perkins has an MBA from the Wharton School of Business, and well as undergraduate business degree (BBA) from Wilfrid Laurier University.

EXHIBITS:

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.                                                                Description

10.01	Securities Purchase and Registration Rights Agreement between ONE Bio, Corp., Udi Toledano and UTA Capital LLC.
10.02	$150,000 Note #1 between ONE Bio, Corp. and Udi Toledano.
10.03	$150,000 Note #2 between ONE Bio, Corp. and Udi Toledano.
10.04	Warrant Agreement #1 between ONE Bio, Corp and Udi Toledano.
10.05	Warrant Agreement #3 between ONE Bio, Corp and Udi Toledano
10.06	Stockholder Pledge and Security Agreement between ONE-V Group, LLC, Michael Weingarten, Jeanne Chan and Udi Toledano.
10.07	Share Security Escrow Agreement between ONE-V Group, LLC, Michael Weingarten, Jeanne Chan and Udi Toledano.
10.08	BVI Subsidiary Guaranty between Elevated Throne Overseas, Ltd., Supreme Discovery Group, Ltd., and Udi Toledano.

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONE Bio, Corp.

January 19, 2010	/s/ Marius Silvasan
Marius Silvasan
Chief Executive Officer and Director

January 19, 2010	/s/ Cris Neely
Cris Neely
Chief Financial Officer and Director